Exhibit (r)(2)

CLEARLAKE CAPITAL RIC MANAGEMENT, LLC

Code of Ethics

Pursuant to Rule 204A-1

Of the Investment Advisers Act of 1940

And Other Applicable Regulations

Clearlake Capital RIC Management LLC

Code of Ethics

TABLE OF CONTENTS

1.	GENERAL POLICY	1

2.	KEY DEFINITIONS	1

	2.1 “Supervised Person”	1
	2.2 “Access Person(s)”	1
	2.3 “Beneficial Interest”	2
	2.4 “Business Contact”	2
	2.5 “Chief Compliance Officer” or “CCO” means the person appointed as the Chief Compliance Officer of the Company	2
	2.6 “Chief Financial Officer” or “CFO” means the person appointed as the Chief Financial Officer of the Company	2
	2.7 “Clients”	2
	2.8 “General Counsel” or “GC” means the person appointed as the General Counsel of the Company	2
	2.9 “Senior Management” or “Principals” means the officers of CCRM	2
	2.10 “Investment Manager” and “Related Parties of the Investment Manager”	2
	2.11 “Related Person”	3
	2.12 “Service Provider”	3
	2.13 “Reportable Security”	3
	2.14 “Non-Reportable Security”	3

3.	GENERAL STANDARDS OF BUSINESS CONDUCT	4

	3.1 General Principles	4
	3.2 Prohibited Conduct	4
	3.3 Compliance with Laws and Regulations	4
	3.4 Conflicts of Interest	4
	3.5 Gifts and Entertainment Policy	6
	3.6 Foreign Corrupt Practices Act (FCPA) & Prevention of Bribery	9
	3.7 Outside Business Interests & Prior Employment	10

4.	PERSONAL SECURITIES TRANSACTION REPORTING	10

	4.1 Initial and Annual Securities Holdings Reports	10
	4.2 Quarterly Reportable Securities Account and Transactions Report	11

5.	POLICIES AND PROCEDURES RELATED TO PERSONAL TRADING	12

	5.1 Prohibited Transactions	12
	5.2 Exceptions for the Acquisition of Restricted Reportable Securities	13

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	5.3 Procedures on How and When Access Person are Allowed to Execute Securities Transactions	14

6.	POLICIES AND PROCEDURES RELATED TO THE PREVENTION OF INSIDER TRADING	15

	6.1 Policy Statement on Insider Trading	15
	6.2 Procedures To Implement CCRM’s Insider Trading Policy	19
	6.3 Supervisory Procedures	21

7.	POLITICAL CONTRIBUTIONS –“PAY TO PLAY”; CHARITABLE CONTRIBUTIONS	22

	7.1 Definitions:	22
	7.2 Policy on Political Contributions	23
	7.3 Policy on Certain Payments to Third Parties	24
	7.4 Policy on Employee Monetary Contributions	24
	7.5 Pre-clearance on Political Contributions	24
	7.6 Pre-clearance on Certain Payments to Third Parties	25
	7.7 Quarterly Disclosures	25
	7.8 Prohibitions	25
	7.9 Incoming Supervised Persons	25
	7.10 Admission and Acceptance of Government Entity as an Investor	25
	7.11 Inappropriate Contact	25

8.	ADMINISTRATION AND ENFORCEMENT OF THIS CODE	26

	8.1 Training	26
	8.2 Annual Review	26
	8.3 Requests for Exemptions	26
	8.4 Reporting of Violations	27
	8.5 Sanctions	27
	8.6 Records Retention	27

9.	CERTIFICATION OF COMPLIANCE	27

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CLEARLAKE CAPITAL GROUP, L.P.

CODE OF ETHICS

1.	GENERAL POLICY

Clearlake Capital RIC Management LLC (“CCRM” or “Company”) is an investment adviser registered with the Securities and Exchange Commission (“SEC”). To the extent that Supervised Persons of CCRM provide services to Clearlake Capital Group, L.P. and/or Pathway Capital Management, L.P., which are affiliated with CCRM and separately registered with the SEC as investment advisers, such Supervised Persons will be subject to the code of ethics of each such investment adviser for which they provide services, in addition to this Code of Ethics, provided, however, that the Chief Compliance Officer will be subject only to the code of ethics of Clearlake Capital Group L.P. Each of the Funds (as defined herein) also have a separate Code of Ethics under Rule 17j-1 of the Investment Company Act of 1940 (the “Investment Company Act”). All Supervised Persons of CCRM will be subject to the Code of Ethics of each of the Funds for which they provide services, in addition to this Code of Ethics.

Although CCRM affirms its confidence in the integrity and good faith of all its Supervised Persons (as defined herein), it recognizes that certain of its personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made by or for the Clients (as defined herein). As such, CCRM expects all of its Supervised Persons to act with integrity, competence, diligence and respect with the public, Clients and investors, prospective investors, management, all employees, colleagues in the investment profession, and other participants in the global capital markets.

This Code of Ethics (the “Code”) has been adopted by CCRM in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For the purposes of this Code, all Supervised Persons are also Access Persons (as defined below).

2.	KEY DEFINITIONS

2.1	“Supervised Person”

“Supervised Person” means: (i) directors, officers, and partners of CCRM (or other persons occupying a similar status or performing similar functions); (ii) employees of CCRM; or (iii) any other person who provides investment advice on behalf of CCRM and is subject to its supervision and control.

2.2	“Access Person(s)”

“Access Person” means all Supervised Persons unless exempted in writing by the CCO, GC or CFO.1

[1]

“Access Persons” may include “Temporary Consultants”. A Temporary Consultant is defined as any non-employee who provides services to CCRM and has access to any of CCRM’s internal systems containing trade secrets, information on Client investments, Restricted List information or any other sensitive non-public information who is made subject to certain portions of this Code as determined by the CCO.

2.3 “Beneficial Interest”

A Supervised Person or a Related Person has a direct or indirect “Beneficial Interest” in an account or securities if he/she has an opportunity to profit or share in any profit derived from a transaction in that account or securities. Generally, a Supervised Person or a “Related Person” will be regarded as having a direct or indirect Beneficial Interest in securities held in his/her name, as well as in the name of a Related Person.

An indirect Beneficial Interest in securities also includes: (i) an employee’s interest as a general partner in securities held by general or limited partnerships; (ii) an employee’s interest as a managing-member in the securities held by a limited liability company; (iii) a trust in which the employee has an indirect or direct Beneficial Interest and either the employee or members of their immediate family have a vested interest in the principal or income of the trust; and (iv) an employee’s ownership of a vested Beneficial Interest in a trust.

2.4 “Business Contact”

“Business Contact” includes any investment bank, broker, salesman, investor, Investment Managers, Related Parties of an Investment Manager, prospective investor, Service Providers, and prospective Service Providers.

2.5 “Chief Compliance Officer” or “CCO” means the person appointed as the Chief Compliance Officer of the Company.

2.6 “Chief Financial Officer” or “CFO” means the person appointed as the Chief Financial Officer of the Company.

2.7 “Clients”

“Clients” consists of pooled investment vehicles registered as “investment companies” under the Investment Company Act managed by CCRM (collectively, the “Funds” or “Clients”).

2.8 “General Counsel” or “GC” means the person appointed as the General Counsel of the Company.

2.9 “Senior Management” or “Principals” means the officers of CCRM.

2.10 “Investment Manager” and “Related Parties of the Investment Manager”

“Investment Managers” shall mean any group or individuals (or their affiliates) engaged or considered for engagement (at any time) in the management or investment of capital.

“Related Parties of the Investment Manager” includes groups or individuals (and their affiliates) engaged in the marketing and the raising of capital for an Investment Manager.

2.11 “Related Person”

As used in this Code of Ethics, the term “Related Person” shall mean such Supervised Person’s spouse, domestic partner, minor children, family members living in the same household as the Supervised Person, and trusts of which any family member of the Supervised Person is a trustee or in which any family member of the Supervised Person has a beneficial interest.

2.12 “Service Provider”

“Service Provider” includes individuals and entities that provide services or products to CCRM, such as software vendors, law firms, and accounting firms.

2.13 “Reportable Security”

Except as otherwise provided herein, a “Reportable Security” means any security2 that is not a Non-Reportable Security. Any questions regarding what constitutes a Reportable Security should be directed to the CCO or his/her designee in writing.

2.14 “Non-Reportable Security”

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“Non-Reportable Securities” include (i) direct obligations of the U.S. government; (ii) bankers’ acceptances, bank certificates of deposit, commercial papers, and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds (e.g., mutual funds) not managed by the Company or an affiliate of the Company; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

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Notwithstanding the foregoing, if the performance of any mutual fund, unit investment trust, ETF, or similar security is based primarily on the performance of the private equity industry (or on any index with respect to the private equity industry) (a “Reportable Private Equity Security”), then the Access Person must notify the CCO or his/her designee prior to the acquisition of such Reportable Private Equity Security, in which case the CCO and/or the designee may prohibit the acquisition of such security to prevent a conflict of interest, violation of applicable law or contract, or violation of CCRM policies.

[2]

Section 202(a)(18) of the Advisers Act defines “security” to include any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security. “Security” also includes a right (e.g., by option conversion or warrant) to acquire a security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

3.	GENERAL STANDARDS OF BUSINESS CONDUCT

3.1 General Principles

It is expected that (1) CCRM and (2) all of CCRM’s Supervised Persons who (i) have access to nonpublic information about a program’s purchase or sale of securities, (ii) are involved in making securities recommendations on behalf of CCRM, or (iii) have access to securities recommendations for a program that are nonpublic will conduct business with the highest level of ethical standards, keeping in mind at all times CCRM’s fiduciary duties to its Clients.

3.2 Prohibited Conduct

Neither CCRM nor any of its Supervised Persons will (whether in writing or otherwise):

•	employ any device, scheme, or artifice to defraud a client or potential client;
•	make any untrue statement of a material fact to a client or potential client;
•	omit a material fact necessary to make a statement, in light of the circumstances in which it is made, not misleading;
•	engage in any fraudulent or deceitful act, practice, or course of business; or
•	engage in any manipulative practices.

3.3 Compliance with Laws and Regulations

CCRM intends to comply with all applicable securities laws and expects its Supervised Persons to comply as well.

3.4 Conflicts of Interest

CCRM and its Supervised Persons have a duty to disclose to clients potential and actual conflicts of interest, including those arising from personal securities holdings. Please refer to CCRM’s Conflict of Interest Policy for Investment Opportunities and Monitoring Projects and to CCRM’s Conflict of Interest Policy Regarding Financial Interests provided below for further details regarding disclosure of potential conflicts of interest. It is the policy of CCRM to assign work relating to potential or new investment opportunities to Supervised Persons whose personal holdings do not present an actual or apparent conflict of interest.

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Conflict of Interest Policy for Investment Opportunities and Monitoring Projects—Requires the disclosure of any direct or indirect relationship that a Supervised Person or, in certain cases as determined by the CCO, an independent contractor (including in each case their Related Persons) may have with an investment manager, placement agent, intermediary, general partner, or other employee of an investment manager or related entity. Supervised Persons are required to disclose in writing any potential or actual conflict of interest immediately upon becoming aware of its existence.

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“Monitoring Project” means any monitoring activity that CCRM conducts for its clients regarding an Investment Manager or Related Party of an Investment Manager, including an Investment Manager that may or may not have been recommended by CCRM.

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“Investment Opportunity” means any potential new investment that CCRM is considering for recommendation or has formally recommended to its clients, including any actual or potential new investments, secondary investments, direct investments, co-investments, or any other investment or transaction involving an Investment Manager.

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A Supervised Person working on any Investment Opportunity or Monitoring Project understands that he or she is responsible for disclosing any relationship (direct or indirect, current or prior) that the Supervised Person or Related Persons of the Supervised Person have with any individual working for the Investment Manager, including, but not limited to, placement agents, intermediaries, members of the general partner or other employees of the Investment Manager, or any Related Party of an Investment Manager.

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Supervised Person understands that if any of the relationships described above exist, or if there is any doubt whether such a relationship exists, it is the policy of CCRM that the Supervised Person must disclose any and all potential, perceived or actual conflicts of interest in writing, via email, or otherwise to the chief compliance officer immediately upon the Supervised Person’s knowledge of such conflict, and CCRM, in its sole discretion, may terminate the Supervised Person’s involvement or other participation in such assignment.

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Supervised Person acknowledges that he or she must also adhere to the CCRM Confidentiality Policy and its amendments and understands that any information obtained as a result of Supervised Person’s association with CCRM, including, but not limited to, any information obtained from the Supervised Person’s involvement or participation in any Investment Opportunity or Monitoring Project shall be kept confidential and cannot be disclosed without the prior written consent of CCRM.

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Conflict of Interest Policy Regarding Financial Interests—Prohibits Supervised Persons and, where determined by the CCO, certain independent contractors (including their Related Persons, as defined in the policy) from (i) investing in or receiving any type of ownership in any investment opportunity connected with an investment manager; (ii) accepting any type of financial compensation or remuneration from an investment manager; (iii) giving, with certain exceptions, or accepting gifts or other remuneration that exceed in the aggregate $250.00 in value within a calendar year to clients or their affiliates, investment managers, or related parties; (iv) providing or accepting extravagant or excessive entertainment to or from clients or their affiliates, investment managers, or related parties; (v) making charitable contributions that create a conflict of interest, either actual or potential; and (vi) making payments to any officer, employee, or agent of a foreign (i.e., non-U.S.) government or any department, agency, or instrumentality of a foreign government or any political party, candidate, or official (a “Foreign Government Official”) for the purpose of influencing any act or decision of such Foreign Government Official. The policy also requires CCRM Supervised Persons to report promptly to the CCO all gifts and entertainment received, directly or indirectly, from any one individual or entity (or related party) (even if is otherwise allowable under the policy). The Company will monitor compliance with this Policy by having partners and employees submit a quarterly certification.

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Financial Interests in Investment Opportunities. Other than as allowed by CCRM’s Code of Ethics, Supervised Persons and their Related Persons cannot invest in, or receive any financial or ownership interest in, any investment opportunity of any description connected with Investment Managers or Related Parties of an Investment Manager.

•	Supervised Persons serving multiple advisors or funds must promptly disclose to the CCO any actual, potential, or perceived conflict arising from their responsibilities across such entities.

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Supervised Persons must not favor the interests of one client, fund, advisor or affiliated entity over another except as required by applicable law, contractual obligations, governing documents or the Company’s allocation and conflicts policies.

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Investment opportunities, information, personnel resources and other shared resources must be allocated and utilized in accordance with applicable law, the Company’s policies and procedures, and any applicable allocation policy or co-investment procedures.

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To the extent that Supervised Persons of CCRM provide services to Clearlake Capital Group, L.P. and/or Pathway Capital Management, L.P., which are affiliated with CCRM and separately registered with the SEC as investment advisers, such Supervised Persons will be subject to the code of ethics of each such investment adviser for which they provide services, in addition to this Code of Ethics.

3.5 Gifts and Entertainment Policy

As a general matter, business gifts and entertainment are designed to build or facilitate sound working relationships with business partners. However, Supervised Persons must not give or accept gifts or provide or accept entertainment or other remuneration that would be viewed as creating a conflict of interest or that may be construed as an improper attempt to influence the recipient.

A conflict of interest occurs when the personal interests of a Supervised Person potentially interfere with his or her responsibilities to CCRM and/or to CCRM Clients. Supervised Persons may not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making, that could be construed as an attempt to influence their decision-making, or that would otherwise compromise or potentially compromise the best interests of CCRM Clients or CCRM’s integrity and business reputation. Similarly, Supervised Persons may not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making.

Cash Gifts. Without the prior written consent of the CCO, Supervised Persons and their Related Persons cannot accept or give any type of financial compensation or any similar remuneration, including gift certificates, cash, and cash equivalents, from or to any Business Contacts. This provision does not apply to Related Persons to the extent financial compensation, any other remuneration, or gifts are received in connection with the Related Person’s employment. Any cash gifts received must be denied, returned, or delivered to the CCO within five (5) business days of receiving the cash gift.

Accepting Noncash Gifts. Supervised Persons may not, directly or indirectly, accept gifts that have an aggregate value of more than $250 within a calendar year from a single giver that is a Business Contact without prior written consent from the CCO. An example of indirectly accepting a gift would be a Supervised Person directing or otherwise arranging for a spouse, other family member, or any third party to receive the gift that would be prohibited if accepted by the Supervised Person directly. Gifts exceeding such limits must be denied, returned, or delivered to the CCO within five (5) business days of receiving the gift. Gifts should be sent to CCRM offices and may not be sent to a Supervised Person’s home.

Giving Noncash Gifts. Supervised Persons and their Related Persons may not give any gift(s) with an aggregate value in excess of $250 within a calendar year to a single recipient that is a Business Contact. However, the following exceptions may apply:

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Business Expenses. CCRM may pay for Business Contacts’ reasonable business expenses (including travel, accommodations, meals, and similar expenses) provided in the normal course of business in connection with a business meeting, provided, however, that the laws and regulations governing a Business Contact, such as a government official, may prohibit or place more-stringent limits on the amounts that can be expended for meals, travel, etc. Consult with the GC if any such expenditures are planned.

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Preapproval for Gifts Exceeding $250. CCRM, but not Supervised Persons individually, may give gifts or other remuneration that exceed $250.00 in value (or any gifts or remuneration of a lesser amount that, when aggregated, would exceed $250.00 within a calendar year) to a Business Contact, provided that gifts exceeding such $250.00 limits (i) have been preapproved in writing by the CCO and (ii) comply with applicable law and do not violate any laws and regulations applicable to CCRM or such recipient. In no event should such gifts be lavish in terms of value or frequency.

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Supervised Persons should also note that the policies of a Business Contact’s organization or laws applicable to such Business Contact may prohibit the Business Contact from giving or receiving certain gifts or entertainment. This is especially likely to be the case where the Business Contact is a representative of a governmental organization, a fiduciary (e.g., for an ERISA plan) or a union official. Care should be taken when providing or receiving gifts or business entertainment with respect to such persons, even where such gifts and entertainment are of nominal value.

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Related Persons. This provision does not apply to Related Persons to the extent the gifts or any other remuneration are received in connection with the Related Person’s employment or personal activities unrelated to CCRM.

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Entertainment. Supervised Persons may not provide or accept extravagant or excessive entertainment to or from a Business Contact. Supervised Persons may accept or provide a business entertainment event, such as a dinner or sporting event, of reasonable value, if the person or entity providing the entertainment is present. Entertainment permitted under this paragraph need not be aggregated with other gifts for the purposes of the $250.00 limits set forth above. Please note, however, that the laws and regulations governing a Business Contact—in particular, a government official—may prohibit or place more-stringent limits on the amounts that can be expended for such entertainment. Consult with the GC if any such expenditures are planned.

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Reporting of Gifts and Entertainment. All gifts and entertainment provided by Business Contacts must be closely tracked. Therefore, all gifts and entertainment received, directly or indirectly, by a Supervised Person from Business Contacts (even if it is otherwise allowed under the Code of Ethics) must be reported promptly to the CCO.

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Credits to Client Account; Conferences. Any compensation received by a Supervised Person or his or her Related Person from a third party with respect to any investment partnership in which a CCRM Client is invested, other than reimbursements to CCRM for actual direct expenses incurred for investment partnership board participation by a Supervised Person or his or her Related Person, must be paid to CCRM for credit to the applicable CCRM Client(s). Any expense incurred by Supervised Person or their Related Persons for their attendance at a conference, education session, etc., sponsored by an Investment Manager must be preapproved by the CCO.

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Requests for Reimbursement. Requests for reimbursement of a gift expense must identify the date of purchase, indicate a recipient, give a description of the gift, and include original receipts. If the reimbursement request involves a preapproved entertainment event in connection with a business meeting, the request must include a description of the business purpose, the list of attendees, and original receipts.

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Charitable Contributions. Supervised Persons and their Related Persons should ensure that any charitable contributions do not create a conflict of interest, either actual or potential, in connection with CCRM’s business or with their responsibilities to CCRM Clients. In soliciting or making charitable donations, Supervised Persons and their Related Persons must never allow the present or anticipated business relationships of CCRM or any of its affiliates to be a factor. Supervised Persons must promptly disclose to CCRM any charitable contributions that they or their Related Persons make to any charity at the request of any member of the staff or board or any other person in a decision-making capacity with respect to an investment manager.

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Sponsorships. Supervised Persons should ensure that any sponsorship arrangements with third-party organizations and CCRM are disclosed to the CCO. The CCO will assess whether the sponsorship creates a material conflict. Where a sponsorship arrangement may materially affect CCRM’s service or recommendations, the CCO shall consult with General Counsel to determine additional actions to be taken.

3.6 Foreign Corrupt Practices Act (FCPA) & Prevention of Bribery

CCRM has a zero-tolerance approach to bribery. No Supervised Person may give or promise to give anything of value, directly or indirectly, to any person for the purpose of inducing that person to improperly perform a relevant function under any circumstances. This prohibition applies regardless of whether the recipient works in the public or private sector. No Supervised Person may accept or agree to accept anything of value, directly or indirectly, in exchange for improperly performing a relevant function or where the Supervised Person would be placed under a real or perceived obligation to the giver. For purposes of this paragraph, a “relevant function” means any function of a public nature; any activity connected with a business, trade, or profession; any activity performed in the course of a person’s employment; or any activity performed by or on behalf of a body of persons whether corporate or unincorporated.

Facilitation Payments. It is CCRM’s policy to not make any facilitation payments or “kickbacks” of any kind. Facilitation payments are typically small, unofficial payments made to secure or expedite a routine government action by a government official—for example, to process a visa, license, or permit. They are common in some jurisdictions. Kickbacks are typically payments made in return for a business favor or advantage. All Supervised Persons must avoid any activity that might lead to a facilitation payment or kickback, or that suggests that a facilitation payment or kickback will be made or accepted by CCRM.

Foreign Government Officials. No Supervised Persons or his or her Related Person may offer, give, or promise to give any money or anything else of value (including, for example, meals and entertainment) or authorize such payment, gift, meal, or entertainment to any officer, employee, or agent of a foreign (i.e., non-U.S.) government or any department, agency, or instrumentality of a foreign government or any political party, candidate, or official (a “Foreign Government Official”) for the purpose of influencing any act or decision of such Foreign Government Official or inducing such Foreign Government Official to take or forebear from taking any action in violation of his or her lawful duty, or inducing such person to use his or her influence with a foreign government to affect or influence any governmental decision relating to CCRM’s obtaining or retaining business. It is also unlawful to indirectly give money or anything of value to any third person, such as a consultant, to accomplish the above purposes. Any gift, meal, entertainment, or other consideration provided to such Foreign Government Official must (a) be permitted under this Policy, (b) be permitted under local foreign law, and (c) be commensurate with the legitimate and generally accepted local custom for such expenses by private business persons in the country.

Commercial Partners. CCRM can be liable in some circumstances for the acts of third parties. CCRM expects its commercial partners (that is, entities that perform any service or function for CCRM) and persons associated or affiliated with CCRM to have suitable policies in place to counter bribery and corruption, as well as suitable procedures to effect and implement such policies. At the direction of the CCO, CCRM may implement procedures relating to compliance by its commercial partners regarding applicable anti-bribery legislation.

3.7 Outside Business Interests & Prior Employment

Supervised Persons are required to submit a written request to the CCO and receive prior approval before engaging in outside business activities. Part-time and temporary employees are required to disclose the nature of any outside employment to their immediate supervisor or manager. An outside business activity includes any business enterprise outside the scope of an applicable Supervised Person’s duties for CCRM in which compensation is received.

In addition, Supervised Persons are required to notify the CCO in connection with any appointment to a fiduciary position, such as an officer, director, trustee, etc., of an organization, whether compensated or not (other than family arrangements or arrangements on behalf of CCRM) to the extent such a position involves activities that may conflict with CCRM’s business, policies, and/or responsibilities to CCRM Clients, Business Contacts, Investment Managers (aside from arrangements on behalf of CCRM), and any other outside fiduciary positions that may be deemed a conflict as it relates to CCRM’s business. Please contact the Compliance Department to determine if your fiduciary position requires disclosure.

4.	PERSONAL SECURITIES TRANSACTION REPORTING

4.1 Initial and Annual Securities Holdings Reports

All Access Persons are required to make periodic reporting of their and their Related Persons’ holdings of Reportable Securities and transactions in Reportable Securities and Restricted Reportable Securities (as defined below) as set forth below.

Initial Certifications. All new Access Persons shall provide a listing of all Reportable Securities and Restricted Reportable Securities held by them and their Related Persons no later than 10 days after the inception of their association with CCRM. The information in the report submitted by new Access Persons must be current as of a date no more than 45 days prior to the date that their association commenced. Such report shall include the date the Access Person submitted the report and the following information.

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A statement that indicates that the Access Persons and Related Persons either (i) do not own any Reportable Securities or Restricted Reportable Securities or (ii) have Reportable Securities or Restricted Reportable Securities.

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If the Access Persons and Related Persons own Reportable Securities or Restricted Reportable Securities, the Access Persons must provide either (i) copies of the most-recent account statements for all accounts that include Reportable Securities and Restricted Reportable Securities (including those acquired pursuant to an Automatic Investment Plan (as defined below), inheritance, or dividend reinvestment plan but excluding those held in an authorized Managed Account) held by the Access Person or their Related Person(s) (dated no more than 45 days prior to the date that association commenced) or (ii) a list of Reportable Securities and Restricted Reportable Securities (including those acquired pursuant to an Automatic Investment

Plan, inheritance, or dividend reinvestment plan but excluding those held in an authorized Managed Account (as defined below)) held by the Access Person or their Related Person(s) as of the end of the calendar quarter, providing the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares, and/or principal amount of each Reportable Security or Restricted Reportable Security (including those acquired pursuant to an Automatic Investment Plan, inheritance, or dividend reinvestment plan but excluding those held in an authorized Managed Account).

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A list of all securities brokers, dealers, banks, and financial institution accounts through which an Access Person and any Related Person have the ability to trade Reportable Securities or with which the Access Person and any Related Person maintains an account in which any securities (including all Reportable Securities and Non-Reportable Securities) are held for such person’s direct or indirect benefit.

4.2 Quarterly Reportable Securities Account and Transactions Report

Quarterly Certifications. All Access Persons of CCRM shall submit to the CCO or designee a quarterly certification no later than 30 days after the close of each calendar quarter. Such certification shall include the date that it is submitted and shall include the following:

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A statement that indicates that the Access Persons and their Related Persons (i) do not hold, purchase, sell, or otherwise transact in any Reportable Securities; (ii) did hold Reportable Securities and did not enter into purchases or sales or in any way transact in Reportable Securities during the quarter; or (iii) did hold Reportable Securities and did enter into purchases or sales and otherwise participated in transactions of Reportable Securities during the quarter.

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If the Access Persons (including Related Persons) holds Reportable Securities, the Access Person must provide either (i) copies of all the account statements (e.g., a quarterly statement or three monthly statements) that the Access Person received during the quarter for all accounts that include Reportable Securities holdings and/or transactions (including those acquired pursuant to an Automatic Investment Plan, inheritance, or dividend reinvestment plan but excluding those held in an authorized Managed Account). If the Access Person does not receive statements at least quarterly, the Access Person should provide (i) the most recent available statement, which must be dated no earlier than twelve (12) months prior to the quarter-end; or (ii) a list of Reportable Securities (including those acquired pursuant to an Automatic Investment Plan, inheritance, or dividend reinvestment plan, but excluding those held in an authorized Managed Account) held by the Access Person or Related Person as of the end of the quarter, providing the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares, and/or principal amount of each Reportable Security (including those acquired pursuant to an Automatic Investment Plan, inheritance, or dividend reinvestment plan but excluding those held in an authorized Managed Account), as well as transaction history, to the extent applicable, providing the transaction date, the title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each reportable security, the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition), price of the security at which the transaction was effected, and name of the broker, dealer, or bank with or through which the transaction was effected. Such quarterly report of transactions shall include all transactions with respect to Reportable Securities (including those acquired pursuant to an Automatic Investment Plan, inheritance, or dividend reinvestment plan, but excluding those held in an authorized Managed Account);

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A list of all securities brokers, dealers, banks, and financial institution accounts through which an Access Persons and any Related Person have the ability to trade Reportable Securities or with which the Access Person and any Related Persons maintains an account in which any securities (including all Reportable Securities and Non-Reportable Securities) are held for such person’s direct or indirect benefit.

•	A certification to CCRM’s chief compliance officer that the Access Person has not communicated, disclosed, traded upon, or made available any material, nonpublic information during the period.

5.	POLICIES AND PROCEDURES RELATED TO PERSONAL TRADING

In general, CCRM’s personal securities transactions policies and procedures apply to all securities accounts in which an Access Person or a member of their family (i.e., spouse, minor children, domestic partner, or other family members living in the same household, collectively hereafter referred to as “Related Persons”) has any beneficial interest or control, and trusts of which any Related Person is a trustee or in which any Related Person has a beneficial interest or control.

5.1 Prohibited Transactions

Under CCRM’s personal securities transaction policies and procedures, Access Persons and their Related Persons are generally prohibited from owning, trading, exchanging, hypothecating, or otherwise acquiring or disposing of most securities, including but not limited to, publicly traded or privately placed stocks, warrants/options, puts, calls, corporate bonds, indentures, or other debt or equity instruments (collectively, “Restricted Reportable Securities”), other than Non-Reportable Securities, without prior written approval by the CCO. Please refer to Schedule 1 for more information.

Notwithstanding the foregoing, Access Persons and their Related Persons are permitted to acquire or dispose of (i) exchange traded funds (ETFs) and; (ii) publicly listed closed-end funds; (iii) options on ETFs and such closed-end funds; (iv) regulated collective investment schemes (for the Access Person’s own account); and (v) Non-Reportable Securities. Transactions in such holdings do not require the preapproval of the CCO. However, CCRM requires each Access Person to provide to the CCO or his designee periodic reports regarding transactions and any of the securities listed in subparagraphs (i)-(iv) above (collectively, “Reportable Securities”) by the Access Person or their Related Persons. Any questions regarding what constitutes a Reportable Security should be directed to the CCO and/or the Compliance Department in writing.

Transactions in Reportable Securities held in Managed Accounts (as defined below) are permitted without any prior preclearance or notice to the CCO, provided that discretion over such accounts is not held by CCRM, an Access Person of CCRM, or a Related Person and further provided that the CCO has received documentation sufficient to confirm that an Access Person or Related Person has no influence or control over such account. In addition, transactions effected pursuant to an Automatic Investment Plan (as defined below) are permitted without any prior preclearance or notice to the CCO.

The acquisition and ownership of stocks or other securities by an Access Person’s spouse or domestic partner is allowed, provided the stock or security being acquired is that of the company sponsoring an Automatic Investment Plan. For purposes hereof, an “Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Any changes to such arrangement or any elective acquisitions or dispositions of the sponsor’s stock will be subject to the procedures set forth below with respect to executing securities transactions.

Any Reportable Security that is not explicitly excluded by either this Code of Ethics or applicable law should be reported.

5.2 Exceptions for the Acquisition of Restricted Reportable Securities.

CCRM may permit Access Persons or Related Persons to hold Restricted Reportable Securities under certain circumstances, which must be disclosed to and approved by the CCO. For example, Access Persons or Related Persons may be allowed to hold the following Restricted Reportable Securities:

•	Securities held at the inception of an Access Person’s relationship with CCRM;

•	Inherited securities received while an Access Person;

•	Securities held pursuant to an Automatic Investment Plan;

•	Securities acquired pursuant to a dividend reinvestment plan;

•

Securities held in an account over which no Access Person or Related Person has direct or indirect influence or control (a “Managed Account”).[3] To qualify for this exemption, Access Persons must provide a copy of the agreement governing the Managed Account to the Compliance Department no later than 10 calendar days after joining CCRM, opening a Managed Account, or otherwise becoming covered by the

[3]

Direct or indirect influence or control includes (i) suggesting purchases or sales of investments to the trustee or third- party manager; (ii) directing purchases or sales of investments; (iii) consulting with the trustee or third-party manager about the particular allocations of the investments to be made in the account; and (iv) discussions with the trustee or third-party manager concerning account holdings. Note that discussions about broad asset allocations that would not reasonably be expected to result in the purchase or sale of a particular security and discussions in which a trustee or third-party manager simply summarizes, describes, or explains account activity to an access person would not indicate “direct or indirect influence or control.

Code of Ethics. Based on the information received, the CCO or a designee will determine whether an Access Person and/or Related Person does not have direct or indirect influence or control over the Managed Account for purposes of this Code of Ethics. CCRM’s CCO reserves the right to rescind an account’s designation as a Managed Account at any time.

•	Otherwise as pre-approved in writing by the CCO.

Important: This exemption permits Access Persons or Related Persons to hold certain existing Restricted Reportable Securities. Access Persons and Related Persons are prohibited from adding to their holdings in Restricted Reportable Securities other than as set forth in this exemption unless otherwise pre-approved by the CCO. Sales of all Restricted Reportable Securities are subject to the procedures set forth below with respect to executing securities transactions.

5.3 Procedures on How and When Access Person are Allowed to Execute Securities Transactions

Access Persons are specifically reminded that investment opportunities must be offered first to clients before Access Persons may act on them. In addition, the following procedures apply:

•

Preapproval of Securities Transactions. All Access Person shall obtain clearance in writing from the CCO or his designee prior to the Access Person or their Related Persons (i) effecting any securities transaction with respect to Restricted Reportable Securities (other than transactions through an Automatic Investment Plan as described above, an authorized Managed Account, inherited securities, or a dividend reinvestment plan with respect to Restricted Reportable Securities); (ii) participating in any initial public offering of securities; or (iii) participating in a limited (i.e., private) offering (unless prohibited). Preclearance may be obtained by sending a written request to CCRM’s CCO and/or Compliance Department describing the type of security and, if applicable, the stock name/symbol of the security to be traded. CCRM’s CCO or designee shall promptly notify the Access Person of approval or disapproval of the proposed securities transaction. CCRM’s CCO or designee may approve or deny any such request for any reason. The CEO (or his or her designee) must approve (or disapprove) in advance all personal securities transactions (which would otherwise require review by the CCO) engaged in by the CCO.

•

If an Access Person or their Related Person holds any securities that CCRM clients are invested in and would like to execute a trade, the transaction must be reviewed by the CCO or designee prior to execution.

•

Once the pre-clearance has been approved, Access Persons are authorized to trade such preapproved securities within the next 5 business days, subject to compliance with all securities laws (including the prohibition against insider trading) and CCRM policies and procedures regarding personal securities transactions as covered in this Code of Ethics.

•	Once the trade has been completed, Access Persons must provide a copy of the trade confirmation to the CCO and/or Compliance Department, indicating that the requested transaction has been completed.

•

The procedures outlined above apply to both purchases (including initial public offerings or private placements) and sales of Restricted Reportable Securities. In any event, “short swing” trading and market-timing of Restricted Reportable Securities is strictly prohibited.

6.	POLICIES AND PROCEDURES RELATED TO THE PREVENTION OF INSIDER TRADING

6.1	Policy Statement on Insider Trading

CCRM forbids any Supervised Person and applicable Related Persons from trading, either personally or on behalf of others, including accounts managed by CCRM, if applicable, on material, nonpublic information or communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” CCRM’s policy applies to every Supervised Person and extends to activities within and outside an Supervised Person’s duties at CCRM. Each Supervised Person must read and comply with this policy statement. Any questions regarding CCRM’s policy and procedures should be referred to the CCO.

The term “insider trading” is not defined in the federal securities laws but generally is used to refer to the use of material, nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material, nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1)	trading by an insider while in possession of material, nonpublic information;

2)

trading by a non-insider while in possession of material, nonpublic information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated;

3)	communicating (i.e., “tipping”) material, nonpublic information to others;

4)	recommending the purchase or sale of securities on the basis of such information;

5)	providing substantial assistance to someone who is engaged in any of the above activities.

This means that, if a Supervised Person trades with respect to a particular security or issuer at a time when the Supervised Person knows or should know that he or she is in possession of material, nonpublic information about the issuer or security, the Supervised Person (and, by extension, CCRM) may be deemed to have violated the insider trading laws.

Note that the prohibition on trading while in possession of material, nonpublic information applies to securities generally, including securities of companies with which CCRM and its clients neither have nor are considering an investment or other relationship.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. CCRM’s CCO or GC should be consulted in regard to any questions on this policy.

1.	Who is an Insider?

The concept of “insider” is extremely broad. It includes officers, directors, and employees (including full-time employees, part-time employees, direct hire temporary employees, and interns) and independent contractors of a company or partnership, as well as independent contractors associated with the company or partnership. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, CCRM may become a temporary insider of a company it advised or for which it performs other services. According to the Supreme Court of the United States (“Supreme Court”), the company must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Material information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business. Note that the information need not be so important that it would have changed the investor’s decision to buy or sell. Either positive or negative information can be material. Information that officers, directors, employees, and independent contractors should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, extraordinary management developments, refinancing, recapitalization, equity swaps, or debt retirements.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U. S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publication of general circulation would be considered public.

4.	Basis for Liability

I.	Fiduciary Duty Theory

CCRM Supervised Persons must be wary of material, nonpublic information disclosed in breach of a corporate insider’s duty of trust or confidence that the corporate insider may owe to his or her corporation and/or such corporation’s shareholders. Even when there is no expectation of confidentiality, CCRM Supervised Persons may become an “insider” upon receiving material, nonpublic information in circumstances in which a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. In 1980, the Supreme Court found that there is no general duty to disclose before trading on material, nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material, nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo. Whether the disclosure is an improper “tip” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. Indirect personal benefits may include, for example, a reputational benefit or an expectation of a “quid pro quo.” It is also possible for a person to become an “insider” or “tippee” upon obtaining material, nonpublic information inadvertently, including information derived from social situations, business gatherings, overheard conversations, and misplaced documents.

II.	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material, nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

III.	Attribution

The SEC takes the view that material, nonpublic information possessed by one of a firm’s employees or other personnel may be attributed to the entire firm. As a result, where one member of CCRM’s personnel makes a trade in an issuer’s securities without personally being aware of any material, nonpublic information related to that issuer, the firm may nonetheless incur liability under the securities laws if any other employee was aware of such information at the time the trade was made. However, the securities laws provide firms with an affirmative defense to such charges, and that defense depends upon the establishment and enforcement of policies and procedures reasonably designed to control the flow of material, nonpublic information within the firm.

5.	Reporting Obligation

Supervised Persons that believe they are in possession of material, nonpublic information regarding an issuer, should refrain from trading in such issuer’s securities, whether on behalf of a fund or for their own account, and contact CCRM’s CCO immediately.

6.	Use of Industry Experts, Political Intelligence Firms or Similar Consultants

CCRM has adopted policies for interactions that Supervised Persons may have with industry experts, political intelligence firms (“PI Firms”) or similar consultants who may have access to and who could inadvertently or otherwise communicate material, nonpublic information to CCRM. Supervised Persons must obtain approval from CCRM’s CCO to communicate with a paid industry expert, PI Firm personnel, or similar consultant. Supervised Persons should not speak with an industry expert, PI Firm personnel, or similar consultant about an issuer to which the expert, PI Firm personnel, or consultant owes a duty of confidentiality, or about information with respect to which the consultant owes a duty of confidentiality to any source. In addition, Supervised Persons should not speak with a paid expert, PI Firm personnel, or consultant who is currently employed by a public issuer or has been employed within the previous six (6) months by an issuer (i) in which CCRM or any client is invested or (ii) the securities of which CCRM or any client is considering for a potential investment.

In the event a CCRM Supervised Person receives information from a paid consultant or PI Firm that could be construed to be material, non-public information about a publicly traded security, that person should inform the CCO.

7.	Penalties for Insider Trading

Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

•	treble damages;

•	disgorgement of profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited;

•	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement will result in serious sanctions by CCRM up to and including dismissal of the persons involved and/or immediate forced liquidations of any currently held securities.

6.2	Procedures To Implement CCRM’s Insider Trading Policy

The following procedures have been established to aid CCRM Supervised Persons in avoiding insider trading and to aid CCRM in preventing, detecting, and imposing sanctions against insider trading. Each CCRM Supervised Person must follow these procedures or risk serious sanctions, up to and including dismissal, substantial personal liability, forced immediate liquidation of any currently held securities, and criminal penalties. If there are any questions about these procedures, CCRM’s CCO should be consulted.

1.	Identifying Inside Information

Before trading on behalf of yourself or a client, or advising a client on trading, including investment companies or private accounts managed by CCRM, in the securities of a company about which you may have potential inside information, consider the following questions:

I.

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

II.

Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, an Supervised Person believes that the information is material and nonpublic, or if he or she has questions on whether the information is material and nonpublic, he or she must take the following steps:

I.	Report the matter immediately in writing and orally to CCRM’s CCO.

II.	Not purchase or sell the securities on behalf of yourself or others (including clients), including a client’s investment companies or private accounts managed by CCRM.

III.	Not communicate the information inside or outside CCRM, other than to CCRM’s CCO.

IV.

After CCRM’s CCO has reviewed the issue(s), the Supervised Person will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

2.	Personal Securities Trading

In general, CCRM Supervised Persons and Related Persons are prohibited from owning, trading, exchanging, hypothecating, or otherwise acquiring or disposing of publicly traded or privately placed stocks, securities, warrants/options, puts, calls, bonds, indentures, or other debt or equity instruments. See above for the policies and procedures regarding personal securities trading, including potential exceptions to the general prohibition on securities trading for certain part-time employees, independent contractors, and temporary employees).

3.	Restricting Access to Material Nonpublic Information

Information in a Supervised Person’s possession that the Supervised Person identifies as material and nonpublic may not be communicated to anyone, including persons within CCRM, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material, nonpublic information should be sealed; access to computer files containing material, nonpublic information should be restricted.

4.	Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures or as to the propriety of any action, it must be discussed with the CCO and a senior managing director before trading or communicating the information to anyone.

6.3	Supervisory Procedures

The roles of the CCO and Senior Management are critical to the implementation and maintenance of CCRM’s Insider Trading Policy and procedures. Supervisory procedures can be divided into two classifications: prevention of insider trading and detection of insider trader.

1.	Prevention of Insider Trading

To prevent insider trading, the CCO will:

•	answer questions regarding CCRM’s Insider Trading Policy;

•	review CCRM’s Insider Trading Policy annually and update it as necessary to reflect regulatory and industry changes;

•	resolve issues of whether information received by a CCRM Supervised Person is material and nonpublic information;

•	when it has been determined that a CCRM Supervised Person has material, nonpublic information,

•	implement measures to prevent dissemination of such information;

•	if necessary, restrict Supervised Persons from trading on any affected securities;

•

if necessary, maintain an updated watch list or restricted list in order to monitor and prevent the occurrence of insider trading in certain securities that CCRM is prohibited or restricted from trading;

•	as needed, design appropriate educational materials and hold meetings with Supervised Persons to review CCRM’s Insider Trading Policy.

2.	Detection of Insider Trading

To detect insider trading, the CCO will

•	review trading activity reports filed by each Supervised Person pursuant to the CCRM’s Code of Ethics;

•	review the trading activity of private accounts managed by CCRM;

•	coordinate the review of such reports with other appropriate CCRM Supervised Persons;

•	promptly review, and either approve or disapprove in writing, each request of a Supervised Person for clearance to trade in specified securities.

3.	Special Reports

Promptly, upon learning of a potential violation of CCRM’s Insider Trading Policy and procedures, the CCO will prepare a written report to the management of CCRM, as appropriate, providing full details and recommendations for further action.

4.	Annual Reports

Annually, the CCO will prepare a written report for the management of CCRM setting forth the following:

•	A summary of existing procedures to detect and prevent insider trading;

•	Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation;

•	An evaluation of the Company’s current procedures for monitoring and enforcing its Insider Trading Policy, and any recommendations for improvement;

•	A description of the Company’s continuing education program regarding insider trading, including copies of any new materials used since the last report to management.

7.	POLITICAL CONTRIBUTIONS – “PAY TO PLAY”; CHARITABLE CONTRIBUTIONS

Rule 206(4)-5 (the “Rule”) under the Investment Advisers Act of 1940, as amended, prohibits investment advisers from making greater than de minimis political contributions to elected officials who are responsible for hiring, or who can influence the hiring of, investment advisers to manage the assets of a state or municipal government entity (e.g., pension plans, retirement plans, and tuition plans).4 Any political contributions to an elected official (including candidates for office) in violation of the Rule will trigger a two-year time-out period, during which the investment adviser will be prohibited from receiving compensation for providing advisory services to the government entity. To comply with the Rule, CCRM has adopted the below policies and procedures relating to political contributions.

In light of Rule 206(4)-5 and other state and local laws applicable to Government Entities (as defined below), the Company has adopted the following policies and procedures:

7.1 Definitions:

For purposes of the following section:

A “Contribution” means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.

[4]	The Rule also applies to investments by a government entity in a pooled investment vehicle advised by an adviser.

A “Government Entity” means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including a pension plan or state general fund; (iii) a plan or program of a government entity such as a section 529 plan or a retirement plan; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority, or instrumentality thereof, acting in their official capacity.

“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent or candidate for elective office of a government entity, if such person (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

“Payment” means any gift, subscription, loan, advance, or deposit of money, or anything of value.

“Solicit” means, (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser and, (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

7.2 Policy on Political Contributions

Except as provided in below, CCRM and its Supervised Persons cannot, directly or indirectly, (i) make a contribution to an Official of a Government Entity (as defined above) or (ii) coordinate or solicit any person or political action committee to make (including, but not limited to, causing a CCRM client or investor to make) a contribution to an Official of a Government Entity or a payment to a political party of a state or locality. In addition, no contribution should be made to any candidate for federal office if, at the time of the contribution, such candidate is a state or municipal official. An example of an indirect payment would be an employee directing or otherwise arranging for a spouse, other family member, or any third party (including a political action committee) to make the contribution, which would be prohibited if made by the employee directly. Supervised Persons must not do anything indirectly that if done directly would result in a violation of Rule 206(4)-5. As a result, Supervised Persons must not funnel payments (including through direct or indirect involvement in a fundraising event) that would cause CCRM to violate Rule 206(4)-5 through third parties, including, for example, consultants, attorneys, family members, friends, political action committees, or companies affiliated with CCRM as a means to circumvent the rule. If in doubt, please contact the chief compliance officer.

7.3 Policy on Certain Payments to Third Parties

Any placement agents or solicitors that are paid (including by gift, loan, advance, or anything of value) by CCRM, either directly or indirectly, to solicit a government entity must be (i) an investment adviser registered with the Securities and Exchange Commission (SEC) that has not, and whose employees have not, within two years of such solicitation (A) made a contribution to an official of that government entity, other than as permitted by the Rule, or (B) coordinated or solicited any person or political action committee to make any contribution or payment described in paragraphs (a)(2)(ii)(A) and (B) of the Rule; (ii) a broker or a dealer that is registered with the SEC and is a member of a national securities association registered under section 15A of the Securities Exchange Act of 1934, as amended (e.g., the Financial Industry Regulatory Authority, also known as FINRA); (iii) a municipal adviser registered with the SEC and subject to rules of the Municipal Securities Rulemaking Board; or (iv) an executive officer, general partner, managing member (or, in each case, a person with a similar status or function), or CCRM Supervised Person. A Supervised Person cannot, directly or indirectly, provide or agree to provide payment to any third-party solicitor or placement agent to solicit a government entity for investment advisory services on behalf of CCRM without the prior written approval of CCRM Senior Management.

7.4 Policy on Employee Monetary Contributions

Notwithstanding anything to the contrary herein and subject to disclosure and pre-clearance requirements set forth in this Policy, a CCRM Supervised Person may make contributions (i) which in the aggregate do not exceed $350 to any one official, per election, if the employee is entitled to vote for the official at the time of the contributions or (ii) which in the aggregate do not exceed $150 to any one official, per election, if the employee is not entitled to vote for the official at the time of the contributions.

7.5 Pre-clearance on Political Contributions

Supervised Persons must submit, in writing, a pre-clearance request to CCRM’s chief compliance officer of any proposed direct and indirect political contributions and payments (including contributions or payments to political action committees or similar entities), or any coordination or solicitation or attempt thereof, of and/or from another person or political action committee to make political contributions or political payments. For the pre-clearance request provided in this subsection, the Supervised Person must include (i) the name and title (including any city, county, state, or other political subdivision) of each recipient of a contribution or payment, whether the payment was made by the Supervised Person or by any person or political action committee at the Supervised Person’s request, and (ii) the amount and date of the contribution or payment. Following such pre-clearance request, the Supervised Persons agree to follow the instructions of the chief compliance officer or designee, who, on behalf of CCRM, may or may not approve the contributions. If the pre-clearance request has been approved, Supervised Persons are authorized to make such approved political contributions or payments within the next 5 business days as long as the Supervised Persons have complied with all securities laws (including the Rule) and this Policy. Supervised Persons must not make any direct or indirect political contributions or payments without pre-clearance from the chief compliance officer or designee.

7.6 Pre-clearance on Certain Payments to Third Parties

A Supervised Person cannot, directly or indirectly, provide or agree to provide payment to any third-party solicitor or placement agent to solicit a government entity for investment advisory services on behalf of CCRM without the prior written approval of or pre-clearance by CCRM’s CCO or designee of any such intended payments. If pre-clearance request has been approved, Supervised Persons acting on behalf of CCRM are authorized to make such approved payments as long as the Supervised Persons have complied with all securities laws and this Policy, including Section 2 above. The CCO shall be notified of any payments to any third-party solicitor or placement agent.

7.7 Quarterly Disclosures

Additionally, on a quarterly basis, CCRM’s chief compliance officer shall obtain an acknowledgment from all Supervised Persons that they are aware of this Policy and in compliance. CCRM shall verify all contributions made in the past quarter by such Supervised Persons and their family members, including the dates on which such contributions were made and whether any such contribution was the subject of the exception for certain returned contributions pursuant to Rule 206(4)-5(b)(3) (which provides a limited means to cure certain contributions made by a Supervised Person by returning such contributions).

7.8 Prohibitions

In addition to the above restrictions, no Supervised Person may use company time or CCRM letterhead (or any company resources) or represent CCRM in connection with any political activities, including making political contributions, advocating for ballot initiatives or political activities, volunteering for political campaigns, or supporting or holding fundraising events. Any questions about the above restrictions on political contributions and other political activities should be directed in writing to CCRM’s chief compliance officer.

7.9 Incoming Supervised Persons.

In advance of becoming a Supervised Person, such person must disclose in writing to CCRM’s CCO all contributions to any official or government entity made during the two years prior to becoming a Supervised Person.

7.10 Admission and Acceptance of Government Entity as an Investor

In advance of admitting a government entity as an investor in a fund or accepting a government entity as a client, CCRM’s chief compliance officer shall review records of contributions made within two years of the date of the investor’s admission or acceptance to determine whether any contributions have been made by any CCRM Supervised Persons to any officials of that government entity.

7.11 Inappropriate Contact

Supervised Persons must inform CCRM’s chief compliance officer of all inappropriate contact by staff, board of trustees, or other related individuals of any current or prospective investor. An example of such inappropriate contact would be if staff, board of trustees, or other related individuals of any current or prospective investor contacts you with respect to a financial transaction or solicitation which is not solely on behalf of the client’s business with CCRM.

In his or her discretion, CCRM’s chief compliance officer may exempt certain independent contractors from application of the Policy.

It should not be assumed that preclearance under this Policy is confirmation that a Supervised Person or other personnel are complying with any applicable campaign finance or other applicable laws, and each such person is urged to consult such advisers or counsel as appropriate on such laws. With respect to investors and potential investors that are state or local entities, additional or different state or local rules may apply. Before admitting an investor that is a state or local entity, CCRM’s chief compliance officer shall review applicable rules and regulations applicable to that investor and determine whether additional policies or procedures are advisable.

If any Supervised Person becomes aware of a violation of the Policy, he or she must immediately notify CCRM’s chief compliance officer. In the event an Supervised Person or a family member of an Supervised Person makes a contribution in violation of the Policy or the Rule, the Supervised Person agrees to take all reasonable efforts to prevent the triggering of a two-year time-out period, including actively seeking the return of the contribution.

8.	ADMINISTRATION AND ENFORCEMENT OF THIS CODE

8.1 Training

The CCO is responsible for training and educating all Supervised Persons about this Code. Training regarding this Code will occur, at a minimum, on an annual basis. All Supervised Persons are required to attend the training sessions, read any applicable materials and attendance is recorded.

8.2 Annual Review

The CCO will review the adequacy of this Code and the effectiveness of its implementation at least annually and make recommendations for updating this Code as a result of any changes in the regulations or changes in procedures. The CCO or his/her designee will prepare a written report as part of the Rule 206(4)-7 of the Advisers Act Annual Review Report summarizing:

•	Compliance with this Code for the period under review;

•	Violations of this Code for the period under review;

•	Sanctions imposed under this Code during the period under review; and

•	Changes in policies and procedures recommended for this Code.

8.3 Requests for Exemptions

The CCO will review and consider any proper request for relief or exemption from any restriction, limitation or procedure contained in this Code which you believe will cause you a hardship. Such a decision will be made by the CCO in his/her discretion with consultation with a member of Senior Management where necessary.

Each Supervised Person is solely responsible for any violations of this Code by a Related Person thereof.

8.4 Reporting of Violations

The CCO or a designee will be responsible for enforcing the Code, including reviewing each Supervised Person’s Quarterly Certifications for personal securities transactions.

Each Supervised Person is expected to promptly report any violations of the Code or of the specific policies set forth above to CCRM’s CCO. It is prohibited and a breach of the Code to retaliate against any Supervised Person who reports a violation. Any Supervised Person participating in retaliation will be subject to discipline, up to and including termination.

Improper trading activity can constitute a violation of the Code. Supervised Persons can also violate the Code by failing to file required reports or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. A Supervised Person’s conduct can violate the Code even if neither any CCRM Client or CCRM is harmed by the Supervised Person’s conduct.

8.5 Sanctions

In the event of a failure by any Supervised Person to comply with the provisions of this Code or of applicable securities laws, Senior Management, in consultation with the CCO and/or outside legal counsel, may impose appropriate sanctions, including but not limited to a warning, fines, disgorgement, suspension, demotion or dismissal. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate. Consistent with the statement of the Securities and Exchange Commission in connection with its adoption of Rule 204A-1 of the Advisers Act, violations of this Code are not to be construed as per se violations of the law.

8.6 Records Retention

CCRM will retain a copy of the Code and all amendments, records of any violation of the Code and of any action taken as a result of the violation, the Supervised Person acknowledgements to the Code, a list of its Supervised Persons, copies of the Quarterly Certifications and records, if any, of decisions approving the Supervised Perosn’s acquisition of securities in initial public offerings and private placements. These records must be retained in accordance with CCRM’s retention policies.

9.	CERTIFICATION OF COMPLIANCE

Each Supervised Person will be provided electronic access to the Code and any amendments. Upon being given access to the Code or an amendment to it, each Supervised Person is required to acknowledge in writing that he or she has read and understood the Code and that he or she agrees to abide by the principles during his or her association with CCRM.

Schedule 1

Personal Securities Table

Non-Reportable Securities	Reportable Securities
	No Preapproval to Trade	Preapproval Required to Trade	Restricted: Not Allowed to Purchasec; Preapproval to Sell.

•

Money Market Funds

•

Registered Open-End Funds (Mutual Funds)

•

Unit Investment Trusts (UITs) That Are Invested in One or More Open-End Funds

•

U.S. Government Obligations and Debt (e.g., Treasury Bills/Bonds)

•

Municipal Bond

•

Real Estate

•

Gold

•

Collectibles

•

Certificate of Deposit

•

U.S. Annuities

•

Managed Accounts[a]

•

Digital Assets[b]

•

Exchange Traded Funds (ETFs)

•

Registered Closed-End Funds

•

UITs That Are Invested Exclusively in Registered Closed-End Funds

•

Exchange Traded Notes (ETNs)

•

Futures, Warrants, and Options on ETFs

•

Real Estate Investment Trusts (REITs)

•

Any mutual fund, unit investment trust, ETF, or similar security with an investment strategy based primarily on the performance of the private equity industry.

•

Private Placements/Limited Offerings

•

Alternative Interval Funds

• Public Stocks • Corporate Bonds • Private Company Stock • Stock Futures, Stock Warrants, and Options • SPACs • Initial Public Offerings (IPOs)

[a]

Must be reported to the Compliance Department no later than 10 calendar days after opening such an account. The Compliance Department will process and notify the employee of the status of the Managed Account and if it is considered exempt from reporting.

[b]	Access persons should consult with the Compliance Department regarding digital assets for purposes of the Code of Ethics.
[c]	Subject to prior written consent from CCO.